Exhibit 99.1

NEWS RELEASE For release at 4:00 p.m. EDT, 4/16/09 Contact: Susan Sutherland Toll free ofc. (877) 988-8048 Fax (715) 424-3414 Email- pr@renlearn.com

2911 Peach Street • P.O. Box 8036 • Wisconsin Rapids, WI 54495-8036

Renaissance Learning, Inc. Announces First Quarter, 2009 Results

WISCONSIN RAPIDS, WI — April 16, 2009 — Renaissance Learning®, Inc. (Nasdaq: RLRN), a leading provider of technology to support personalized practice, differentiated instruction, and progress monitoring in reading, math, and writing for pre-K-12 schools and districts, today announced financial results for the quarter ended March 31, 2009. Revenues for the first quarter of 2009 were $28.9 million, a decrease of 1.8% from first quarter 2008 revenues of $29.4 million. Net income was $3.9 million, or $.13 per share, compared to net income of $2.6 million, or $.09 per share, for the first quarter last year.

“We are pleased to report solid financial results for the first quarter, especially given the serious recessionary environment,” commented Terrance D. Paul, Chief Executive Officer.  “Revenue held up at close to last year’s level due to the recognition of deferred revenue from the strong orders in last year’s second and third quarters, and we achieved higher earnings due to improved gross margins and lower operating costs.  On the negative side, orders declined by 16% compared to last year’s first quarter.  Schools reduced their purchases because of shortfalls in state revenues and also because they are waiting to determine what they will receive from the government stimulus programs, particularly the American Recovery and Reinvestment Act (ARRA).

“ARRA includes significant funding for education, targeting initiatives which many of our products support. In the last 30 days we have seen an increase in quote activity, which suggests schools are preparing to deploy some of their stimulus funds,” added Paul.  “The near term benefit of the stimulus funds, combined with our long track record of providing products that accelerate learning, leads us to believe we are well positioned to achieve improved growth in the future.”

Renaissance Learning added approximately 500 new customer schools during the quarter, bringing total schools worldwide that are actively using the Company’s products to over 74,000. Of these, more than 27,000 are actively using at least one product running on the Renaissance Place platform.

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The Company will hold a conference call at 5:00 p.m. EDT today to discuss its financial results, quarterly highlights and business outlook. The teleconference may be accessed in listen-only mode by dialing 888-293-6953, ID number 8991574 at 5:00 p.m. EDT. Please call a few minutes before the scheduled start time to ensure a proper connection.

A digital recording of the conference call will be made available on April 16, 2009 at 8:00 p.m. through April 23, 2009 at 11:59 p.m. The replay dial-in is 888-203-1112. The conference ID number to access the replay is 8991574.

Renaissance Learning, Inc.

Renaissance Learning, Inc. is the world’s leading provider of computer-based assessment technology for pre-K–12 schools. Adopted by more than 74,000 schools, Renaissance Learning’s tools provide daily formative assessment and periodic progress-monitoring technology to enhance core curriculum, support differentiated instruction, and personalize practice in reading, writing and math. Renaissance Learning products help educators make the practice component of their existing curriculum more effective by providing tools to personalize practice and easily manage the daily activities for students of all levels. As a result, teachers using Renaissance Learning products accelerate learning, get more satisfaction from teaching, and help students achieve higher test scores on state and national tests. Renaissance Learning has seven U.S. locations and subsidiaries in Canada and the United Kingdom.

This press release contains forward-looking statements made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995, including statements regarding growth initiatives, growth prospects, cost reductions and management’s expectations regarding orders and financial results for 2009 and future periods.  These forward-looking statements are based on current expectations and various assumptions which management believes are reasonable.  However, these statements involve risks and uncertainties that could cause actual results to differ materially from any future results encompassed within the forward-looking statements.  Factors that could cause or contribute to such differences include the failure of AR and AM Enterprise and laptop orders to achieve expected growth targets, a decline in quiz sales that exceeds forecasts, risks associated with the implementation of the Company’s strategic growth plan, dependence on educational institutions and government funding, our ability to successfully implement cost savings measures and achieve cost reductions, and other risks affecting the Company’s business as described in the Company’s filings with the Securities and Exchange Commission, including the Company’s 2008 Annual Report on Form 10-K and later filed quarterly reports on Form 10-Q and Current Reports on Form 8-K, which factors are incorporated herein by reference.  The Company expressly disclaims a duty to provide updates to forward-looking statements, whether as a result of new information, future events or other occurrences.

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RENAISSANCE LEARNING®, INC.

CONSOLIDATED STATEMENTS OF INCOME

(dollar amounts in thousands, except per share amounts)

(unaudited)

	Three Months
	Ended March 31,
	2009	2008

Net sales:
Products	$20,661	$22,205
Services	8,209	7,181
Total net sales	28,870	29,386

Cost of sales:
Products	2,996	4,035
Services	2,906	3,762
Total cost of sales	5,902	7,797

Gross profit	22,968	21,589

Operating expenses:
Product development	4,451	4,032
Selling and marketing	8,921	9,373
General and administrative	3,463	4,129
Total operating expenses	16,835	17,534

Operating income	6,133	4,055

Other income, net	148	168

Income before income taxes	6,281	4,223

Income taxes	2,374	1,605

Net Income	$3,907	$2,618

Income per share:
Basic and diluted	$0.13	$0.09

Weighted average shares outstanding:
Basic	29,100,186	29,004,205
Diluted	29,100,186	29,008,201

RENAISSANCE LEARNING®, INC.

CONSOLIDATED BALANCE SHEETS

(dollar amounts in thousands)

(unaudited)

	March 31,	December 31,
	2009	2008

ASSETS:
Current assets:
Cash and cash equivalents	$13,116	$9,509
Investment securities	3,232	4,894
Accounts receivable, net	6,637	8,083
Inventories	4,900	5,504
Prepaid expenses	1,777	1,999
Income taxes receivable	984	3,301
Deferred tax asset	4,183	4,183
Other current assets	118	144
Total current assets	34,947	37,617

Investment securities	2,761	3,383
Property, plant and equipment, net	7,499	8,621
Goodwill	2,740	2,750
Other non-current assets	4,837	4,555

Total assets	$52,784	$56,926

LIABILITIES AND SHAREHOLDERS' EQUITY:
Current liabilities:
Accounts payable	$3,152	$1,712
Deferred revenue	35,340	43,975
Payroll and employee benefits	5,001	3,981
Other current liabilities	3,298	3,284
Total current liabilities	46,791	52,952

Deferred revenue	2,818	2,950
Deferred compensation and other employee benefits	1,258	1,342
Income taxes payable	4,868	4,868
Other non-current liabilities	105	133
Total liabilities	55,840	62,245

Total shareholders' equity	(3,056)	(5,319)

Total liabilities and shareholders' equity	$52,784	$56,926